Exhibit 99.1

FOR IMMEDIATE RELEASE: March 10, 1999


        SPECIALTY FOODS TO SELL H&M FOOD UNIT TO IBP



DEERFIELD, IL and DAKOTA CITY, NE --  Specialty Foods
Corporation and IBP, inc. (NYSE: IBP) today announced that they have reached a definitive agreement for Specialty Foods to sell its H&M Food Systems Company, Inc. subsidiary to IBP. Terms of the transaction, which is expected to close within 60 days subject to regulatory approval, were not disclosed.
     H&M Food Systems is a leading producer of custom-formulated pre-cooked meat products and prepared foods. The company operates manufacturing facilities in North Richland
Hills and Lampasas, Texas.
     "The sale of H&M furthers our strategy of focusing
Specialty Foods on its core baking business," said Lawrence
Benjamin, President and CEO of Specialty Foods. "H&M is a great business and has enormous potential as part of IBP."
     "We are excited at the opportunity to welcome H&M Foods as the newest member of the IBP family," said Robert Peterson, Chairman and CEO of IBP, inc. "This acquisition is the latest step in our continuing diversification into further processed and value-added manufacturing. H&M Foods, with its great operations and strong customer relationships, is a great complement to IBP Enterprises and Foodbrands America."
     Specialty Foods bakery operations include: Metz Baking
Company, a leading retail bread company serving a sixteen-state area in the Midwestern U.S.; Archway Cookies and Mother's Cookies, which combined are the nation's third largest cookie company; and Andre-Boudin Bakeries of San
Francisco, which has been producing its classic sourdough bread since 1849.
     IBP is the world's leading producer of high quality fresh beef and pork, and supplies premium, fully-prepared meats and other consumer-ready foods for the retail and foodservice industries. The company has over 45 operating facilities in North America and employs more than 40,000 people.

For information on IBP, please contact:
Gary Mickelson
IBP Public Affairs
(402) 241-2986


For information on Specialty Foods please contact:
Andy Stern
Sunwest Communications
(214) 373-1601






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